Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Fourth Quarter
and Year End 2021 Financial Results

FFOM per Share Increased by more than 8% and Exceeded High-End of Fiscal 2021 Outlook
Fiscal 2022 Outlook Anticipates 12-16% Growth in FFOM per Share

AUSTIN, Texas — (BUSINESS WIRE) — February 22, 2022 — American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2021.

Highlights

Fourth Quarter 2021

•Reported net income attributable to ACC of $40.7 million or $0.29 per fully diluted share versus $24.8 million or $0.18 per fully diluted share in the fourth quarter 2020.
•Increased FFOM per fully diluted share by 27.1 percent to $0.75 or $105.4 million versus $81.8 million or $0.59 in the prior year quarter.
•Grew same store net operating income (NOI) by 14.8 percent over the fourth quarter prior year, as revenues increased 10.2 percent and operating expenses grew 4.1 percent.
•During the quarter, commenced three third-party on-campus development projects at Drexel University, Princeton University and the University of California, Irvine. Additionally, subsequent to quarter end, commenced a third-party development project on the campus of Massachusetts Institute of Technology (MIT). The four projects are anticipated to contribute fees of approximately $23.4 million, to be earned during the associated construction periods.
•Awarded a new public-private partnership development by the Purdue University Research Foundation. The project is anticipated to be structured as a third-party development with the full scope, transaction structure, feasibility, fees and timing yet to be finalized.
•Recapitalized a 45 percent minority interest in the company’s eight-property Arizona State University (ASU) student housing portfolio by forming a joint venture with Harrison Street for the ownership of the portfolio through a two-phase closing, with total expected proceeds to the company of $551.3 million.

Full Year 2021

•Reported net income attributable to ACC of $35.5 million or $0.24 per fully diluted share versus $72.8 million or $0.51 per fully diluted share for the full year 2020, which included a $48.5 million gain on sale of one property in 2020.
•Increased FFOM per fully diluted share by 8.1 percent to $300.6 million or $2.14 versus $275.5 million and $1.98 for the full year 2020.
•Grew same store NOI by 5.2 percent over the year ended December 31, 2020, as revenues increased 5.1 percent and operating expenses increased 5.1 percent.
•Delivered three phases of the 10-phase Flamingo Crossings Village, located near Walt Disney World® Resort. Cumulatively, the company has delivered 6,023 beds on schedule and within budget, despite the national labor shortage and widespread supply chain constraints. ACC expects the project to meet its original 2022 targeted yield, as anticipated prior to the pandemic.
•Advanced the Company’s ESG program as further outlined below and committed to a $5.0 million donation to ASU to support student scholarships and sustainability initiatives on the campus.

“2021 was an outstanding year for ACC and our shareholders,” said Bill Bayless, American Campus Communities CEO. “Our team’s successful execution, coupled with strong industry tailwinds, propelled our business to pre-pandemic levels a full year earlier than anticipated. We significantly exceeded our fall lease-up expectations and generated NOI and FFOM per share growth above the high-end of our guidance. Thanks to our long-term strategy and the accelerating momentum of our business, even after accounting for capital recycling activity and higher than anticipated 2021 earnings per share, we expect to achieve earnings per share growth in the range of 12% to 16% in 2022.”

Bayless added, “With a vibrant on-campus public-private pipeline, the lowest levels of new student housing supply in over a decade, and first-year student enrollment growth at the highest levels in over 30 years, we are incredibly excited about ACC’s runway for strong earnings and net asset value growth, as well as our ability to deliver superior returns for shareholders.”

Fourth Quarter Operating Results

Revenue totaled $272.3 million, an increase of 16.9 percent from $233.0 million in the fourth quarter 2020, and operating income for the quarter totaled $73.4 million versus $51.1 million in the prior year fourth quarter. The increase in revenue and operating income was primarily due to the company’s efforts in re-stabilizing its operations for the 2021-2022 academic year, as compared to the COVID-19 financial impact on the prior academic year.

Same store average occupancy increased to 96.0 percent versus 90.5 percent in the prior year period, and rental revenue per occupied bed increased by 3.1 percent. The company also experienced improvement in collection rates and other income generation versus the fourth quarter 2020 as operations normalized. Net income for the 2021 fourth quarter totaled $40.7 million, or $0.29 per fully diluted share, compared with net income of $24.8 million, or $0.18 per fully diluted share in the fourth quarter of 2020. FFO totaled $107.5 million, or $0.76 per fully diluted share, compared to $89.9 million, or $0.65 per fully diluted share in the prior year quarter. FFOM was $105.4 million, or $0.75 per fully diluted share, as compared to $81.8 million, or $0.59 per fully diluted share in the prior year quarter. A reconciliation of FFO and FFOM to net income is provided in Table 3.

Same store NOI was $141.7 million, an increase of 14.8 percent from $123.4 million in the 2020 fourth quarter. Same store property revenues increased by 10.2 percent and same store property operating expenses increased by 4.1 percent over the prior year quarter. NOI for the total owned portfolio increased 21.3 percent to $150.8 million for the quarter from $124.4 million in the comparable period of 2020. A reconciliation of same store NOI to total NOI is provided in Table 4.

Academic Year 2022-2023 Preleasing Update

“As anticipated, industry-wide preleasing as compiled by AxioMetrics for January is progressing at a faster pace than this time last year and is tracking in a manner more consistent with the sector’s traditional pre-pandemic leasing velocity,” said Jennifer Beese, President and COO. “Having successfully navigated the disruption caused by the pandemic, we are now targeting pre-pandemic occupancy levels and expect to produce attractive rent growth for the 2022-2023 academic year, with same store rental revenue growth of 3.2% to 4.6% for the fourth quarter of 2022 included in our annual guidance.”

Portfolio Update

Developments

In January 2022, the company delivered phase six of the 10-phase Flamingo Crossings Village, located near Walt Disney World® Resort. Cumulatively, the company has delivered 6,023 beds, representing

$369.1 million of development on schedule and within budget despite the national labor shortage and widespread supply chain constraints. The company continues construction on the remaining four phases of Flamingo Crossings Village, which are expected to be completed through 2023. The company expects the project to achieve an average occupancy of approximately 93 percent for 2022, and for the project to meet its original 2022 targeted yield with full stabilization at the 6.8 percent targeted yield in May 2023, as initially anticipated prior to the pandemic.

Capital Recycling

As previously reported, on December 31, 2021, the company formed a joint venture with Harrison Street to recapitalize a minority interest in its existing ASU student housing portfolio. Harrison Street’s social infrastructure platform acquired a 45 percent interest in the venture, with the company retaining ownership of the majority 55 percent interest. The first phase of the two-phase transaction involved the contribution of three properties to the joint venture for proceeds of $271.7 million on December 31, 2021, with the remaining five properties expected to be contributed to the venture in late 2022 or early 2023 for expected proceeds of $279.6 million, subject to customary closing conditions including no material adverse changes to these properties.

“Harrison Street and its social infrastructure platform is a natural partner to invest in our ASU portfolio, given its extensive experience in the sector and the fund’s strategic alignment with ACC’s industry-leading ESG position,” said William Talbot, American Campus Communities Chief Investment Officer. “We are pleased to have diversified our substantial ASU investment in a manner that preserves the spirit of our highly valued partnership with ASU, while facilitating potential future investment on the campus. The transaction also exemplifies the significant value creation available in our current and shadow pipeline of potential on-campus transactions. As the only public company in the student housing sector, ACC is well-positioned to execute on this expansive opportunity to deliver growth and enhanced value for our shareholders.”

Third-Party Services Update

During the fourth quarter, the company was awarded a new public-private partnership development by the Purdue University Research Foundation, which is expected to commence construction in 2022 or 2023. The project is anticipated to be structured as third-party development although the full scope, transaction structure, feasibility, fees and timing have not yet been finalized.

Also during the quarter, the company closed on financing and commenced three third-party on-campus development projects at Drexel University, Princeton University and the University of California, Irvine. Additionally, subsequent to quarter end, the company commenced a third-party development project on the campus of Massachusetts Institute of Technology (MIT) in Boston. The four projects are anticipated to contribute fees totaling approximately $23.4 million, to be earned during the associated construction periods through 2024.

Capital Markets

During the quarter, the company issued $400.0 million of 7-year unsecured notes at a coupon rate of 2.25 percent and a yield of 2.261 percent. The company used the proceeds to repay borrowings on its revolving credit facility.

At-The-Market (ATM) Share Offering Program

The company did not sell any shares under the ATM during the quarter.

Corporate Responsibility and ESG

As outlined in the company’s ESG Update, it is ACC’s mission to consistently provide every resident and team member with an environment conducive to healthy living, personal growth, academic achievement and professional success.

Key achievements to date include:

•Building more Leadership in Energy and Environmental Design (LEED)-certified projects across the country than any other student housing provider

•Contracting to source over 10 million kWh of renewable energy

•Promoting walkability by prioritizing proximity to campus in our development and acquisition criteria, thus promoting health and reducing emissions and noise. More than 90 percent of ACC’s owned communities are located within a half mile from campus, allowing students to easily walk or bike to class.

•Making high-quality housing affordable to students from all backgrounds without sacrificing location, quality or service

•Supporting student mental health by expanding the company’s long-term partnership with the Hi, How Are You Project and launching staff training on peer-to-peer support at more than 200 communities across the country

•Fostering environments with a sense of community and connection by regularly surveying our employees and residents and creating programs and practices that promote achievement and wellbeing

In 2021, the company continued its focus on employee diversity and inclusion (D&I). To continue to augment the company’s diverse team, which is already more than 50 percent female and 55 percent minority, the company conducted D&I consultant-facilitated unconscious bias training and is developing D&I training curricula for all employees and supervisors. Additionally, in strengthening the company’s governance profile, three new directors were appointed to the board, who further enhanced board diversity, and Ms. Cydney Donnell was appointed Board Chair.

“We are proud of the continued advancement and acceleration of our ESG initiatives this past year. The executive leadership team has dedicated significant personnel resources – including assigning our SVP of Corporate Responsibility and Director of ESG to work in concert with our multi-functional ESG Committee, our D&I Task Force, and me – to support and enhance our programs, achieve our goals and ensure we execute on our ESG strategy,” said Lonnie Ledbetter, Chief People and Inclusion Officer. “Our activities can make a profound difference in people’s lives, and in that spirit, we have committed a $5.0 million donation to ASU, which will be used to support student scholarships and sustainability initiatives such as extending LEED-certified campus hardscape, reclaiming and reusing wastewater in facilities, and supporting a transition to campus vehicle electrification.”

2022 Outlook

The company believes that its 2022 financial results may be affected by, among other factors:
▪national and regional economic trends and events;
▪the success of leasing the company’s owned properties for the 2022-2023 academic year;
▪the timing and amount of any acquisitions, dispositions or joint venture activity;
▪interest rate risk;
▪the timing of commencement and completion of construction on owned and third-party development projects;
▪university enrollment, funding and policy trends;
▪the outcome of legal proceedings arising in the normal course of business; and
▪the finalization of property tax rates and assessed values in certain jurisdictions.

Based upon these factors, management anticipates that fiscal year 2022 FFO will be in the range of $2.46 to $2.56 per fully diluted share and FFOM will be in the range of $2.39 to $2.49 per fully diluted share. Additionally, management anticipates that first quarter 2022 FFO will be in the range of $0.73 to

$0.74 per fully diluted share and FFOM will be in the range of $0.69 to $0.71 per fully diluted share. For additional details regarding the company’s 2022 outlook, please see pages S-17 and S-18 of the Supplemental Analyst Package 4Q 2021. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM is included in Table 5.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss fourth quarter and full year 2021 results and the 2022 outlook on Wednesday, February 23, 2022 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 844-200-6205 passcode 544584, or 929-526-1599 for international participants.

To listen to the live webcast, visit www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until March 3, 2022 by dialing 866-813-9403 or +44 204-525-0658, access code 27582. Additionally, the replay will be available for one year at www.americancampus.com.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes other items, as we determine in good faith, that do not reflect our core operations on a comparative basis. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of December 31, 2021, American Campus Communities owned 166 student housing properties containing approximately 111,900 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 203 properties with approximately 140,900 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward looking-statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact, and those discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events, or otherwise. The information contained on our website is not a part of this release.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2021	December 31, 2020
	(unaudited)
Assets

Investments in real estate
Owned properties, net	$6,676,811	$6,721,744
On-campus participating properties, net	65,559	69,281
Investments in real estate, net	6,742,370	6,791,025

Cash and cash equivalents	120,351	54,017
Restricted cash	14,326	19,955
Student contracts receivable, net	14,187	11,090
Operating lease right of use assets [1]	456,239	457,573
Other assets [1]	227,113	197,500

Total assets	$7,574,586	$7,531,160

Liabilities and equity

Liabilities:
Secured mortgage and bond debt, net	$535,836	$646,827
Unsecured notes, net	2,773,855	2,375,603
Unsecured term loans, net	199,824	199,473
Unsecured revolving credit facility	—	371,100
Accounts payable and accrued expenses	93,067	85,070
Operating lease liabilities [2]	496,821	486,631
Other liabilities [2]	173,898	185,352
Total liabilities	4,273,301	4,350,056

Redeemable noncontrolling interests	31,858	24,567

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,391	1,375
Additional paid in capital	4,694,242	4,472,170
Common stock held in rabbi trust	(3,943)	(3,951)
Accumulated earnings and dividends	(1,559,765)	(1,332,689)
Accumulated other comprehensive loss	(14,547)	(22,777)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,117,378	3,114,128
Noncontrolling interests – partially owned properties	152,049	42,409
Total equity	3,269,427	3,156,537

Total liabilities and equity	$7,574,586	$7,531,160

1.For purposes of calculating net asset value ("NAV") at December 31, 2021, the company excludes other assets of approximately $7.9 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases, as well as operating lease right of use assets disclosed above.
2.For purposes of calculating NAV at December 31, 2021, the company excludes other liabilities of approximately $54.1 million related to deferred revenue and fee income, as well as operating lease liabilities disclosed above.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenues
Owned properties	$251,572	$218,068	$889,052	$820,699
On-campus participating properties	10,961	9,710	31,207	29,906
Third-party development services	6,428	2,012	10,191	7,543
Third-party management services	3,328	3,168	11,959	12,436
Total revenues	272,289	232,958	942,409	870,584

Operating expenses (income)
Owned properties	100,778	93,713	407,648	378,454
On-campus participating properties	3,644	3,164	14,333	13,521
Third-party development and management services	5,236	5,455	20,613	21,700
General and administrative [1]	11,922	7,211	45,452	35,774
Depreciation and amortization	69,294	67,724	275,597	267,703
Ground/facility leases	5,528	3,480	17,673	13,513
Gain from disposition of real estate	—	—	—	(48,525)
Other operating expenses [2]	2,500	1,100	4,533	1,100
Total operating expenses	198,902	181,847	785,849	683,240

Operating income	73,387	51,111	156,560	187,344

Nonoperating income (expenses)
Interest income	415	363	1,374	2,939
Interest expense	(30,305)	(28,500)	(117,793)	(112,507)
Amortization of deferred financing costs	(1,617)	(1,368)	(5,824)	(5,259)
Loss from extinguishment of debt [3]	—	—	—	(4,827)
Other nonoperating income [4]	171	3,243	328	3,507
Total nonoperating expenses	(31,336)	(26,262)	(121,915)	(116,147)

Income before income taxes	42,051	24,849	34,645	71,197
Income tax provision	(340)	(216)	(1,361)	(1,349)
Net income	41,711	24,633	33,284	69,848
Net (income) loss attributable to noncontrolling interests	(999)	174	2,205	2,955
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$40,712	$24,807	$35,489	$72,803
Other comprehensive income (loss)
Change in fair value of interest rate swaps and other	2,689	1,837	8,230	(5,831)
Comprehensive income	$43,401	$26,644	$43,719	$66,972

Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic and diluted	$0.29	$0.18	$0.24	$0.51

Weighted-average common shares outstanding

Basic	139,156,803	137,632,091	138,503,705	137,588,964

Diluted	140,273,133	138,725,378	139,703,635	138,710,430

1.The three months ended December 31, 2021 amount includes $0.6 million in consulting, legal, and other related costs incurred in relation to stockholder activism activities in preparation for the company's annual stockholders' meeting. The three months ended December 31, 2020 amount includes $0.2 million in consulting, legal, and other related costs incurred in relation to stockholder activism activities in preparation for the company's annual stockholders' meeting. The year ended December 31, 2021 amount includes $2.6 million in accelerated amortization of unvested restricted stock awards due to the retirement of the company's President in August 2021 and $1.6 million in consulting, legal, and other related costs incurred in relation to stockholder activism activities in preparation for the company's annual stockholders' meeting. The year ended December 31, 2020 amount includes $0.2 million in consulting, legal, and other related costs incurred in relation to stockholder activism activities in preparation for the company's annual stockholders' meeting.
2.The three months ended December 31, 2021 amount includes a $2.5 million charitable donation made to Arizona State University (ASU) in connection with a joint venture transaction. The three months and year ended December 31, 2020 amount includes $1.1 million related to the settlement of a litigation matter. The year ended December 31, 2021 amount includes the charitable donation made to ASU disclosed above and $2.0 million related to the settlement of a litigation matter.
3.The year ended December 31, 2020 amount represents the loss associated with the January 2020 redemption of the company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.
4.The three months and year ended December 31, 2020, include a $2.1 million gain in connection with the early repayment of a loan receivable and a $1.1 million gain related to the settlement of a litigation matter.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations (“FFO”)
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$40,712	$24,807	$35,489	$72,803
Noncontrolling interests' share of net income (loss)	999	(174)	(2,205)	(2,955)

Joint Venture ("JV") partners' share of FFO
JV partners' share of net (income) loss	(848)	272	2,382	3,259
JV partners' share of depreciation and amortization	(1,901)	(1,911)	(7,598)	(7,747)
	(2,749)	(1,639)	(5,216)	(4,488)

Gain from disposition of real estate	—	—	—	(48,525)
Total depreciation and amortization	69,294	67,724	275,597	267,703
Corporate depreciation [1]	(717)	(818)	(2,871)	(3,450)
FFO attributable to common stockholders and OP unitholders	107,539	89,900	300,794	281,088
Elimination of operations of on-campus participating properties ("OCPPs")
Net income from OCPPs	(4,561)	(3,510)	(4,922)	(3,716)
Amortization of investment in OCPPs	(1,989)	(2,050)	(8,039)	(8,015)
	100,989	84,340	287,833	269,357
Modifications to reflect operational performance OCPPs
Our share of net cashflow [2]	392	(273)	2,026	1,359
Management fees and other	880	727	2,015	1,873
Contribution from OCPPs	1,272	454	4,041	3,232

Elimination of loss from extinguishment of debt [3]	—	—	—	4,827
Elimination of gain from early repayment of loan receivable	—	(2,136)	—	(2,136)
Executive retirement charges [4]	—	—	2,588	—
Elimination of charitable donation [5]	2,500	—	2,500	—
Elimination of litigation settlement (gain) expense [6]	—	(1,100)	2,033	—
Stockholder engagement and other proxy advisory costs [7]	644	215	1,558	215
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$105,405	$81,773	$300,553	$275,495

FFO per share – diluted	$0.76	$0.65	$2.15	$2.02

FFOM per share – diluted	$0.75	$0.59	$2.14	$1.98

Weighted-average common shares outstanding - diluted	140,776,850	139,229,095	140,207,352	139,214,147

1.Represents depreciation on corporate assets not added back for purposes of calculating FFO.
2. 50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the accompanying consolidated statements of comprehensive income. During the three months ended December 31, 2020, the company waived its right to one property's 50% share of the net cash flow for the 2019-2020 academic year, which resulted in a $0.6 million reversal of contribution from OCPPs.
3.Represents the loss associated with the January 2020 redemption of the company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.
4.Represents accelerated amortization of unvested restricted stock awards due to the retirement of the company's President in August 2021, which is included in general and administrative expenses in the accompanying consolidated statements of comprehensive income.
5.Represents a charitable donation to ASU in connection with the closing of a joint venture transaction in December 2021, which is included in other operating expenses in the accompanying consolidated statements of comprehensive income.
6.Represents expenses or gains associated with the settlement of litigation matters, which are included in other operating expenses and other nonoperating income, respectively, in the accompanying consolidated statements of comprehensive income.
7.Represents consulting, legal, and other related costs incurred in relation to stockholder activism activities in preparation for the company’s 2021 and 2022 annual stockholders' meetings, which are included in general and administrative expenses in the accompanying consolidated statements of comprehensive income.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations1
(unaudited, dollars in thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Owned properties revenues
Same store properties	$236,722	$214,721	$22,001	10.2%	$854,933	$813,182	$41,751	5.1%
New properties	14,850	3,347	11,503		34,119	4,816	29,303
Sold properties and other [2]	—	—	—		—	2,701	(2,701)
Total revenues	$251,572	$218,068	$33,504	15.4%	$889,052	$820,699	$68,353	8.3%

Owned properties operating expenses
Same store properties	$94,996	$91,290	$3,706	4.1%	$390,587	$371,732	$18,855	5.1%
New properties	5,715	2,342	3,373		16,787	5,341	11,446
Sold properties and other [2]	67	81	(14)		274	1,381	(1,107)
Total operating expenses	$100,778	$93,713	$7,065	7.5%	$407,648	$378,454	$29,194	7.7%

Owned properties net operating income (loss)
Same store properties	$141,726	$123,431	$18,295	14.8%	$464,346	$441,450	$22,896	5.2%
New properties	9,135	1,005	8,130		17,332	(525)	17,857
Sold properties and other [2]	(67)	(81)	14		(274)	1,320	(1,594)
Total net operating income	$150,794	$124,355	$26,439	21.3%	$481,404	$442,245	$39,159	8.9%

1.The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2021 and 2020, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of December 31, 2021. Includes the full operating results of properties owned through joint ventures in which the company has a controlling financial interest and which are consolidated for financial reporting purposes.
2.Includes one property sold in 2020, as well as professional fees related to the operation of consolidated joint ventures that are included in owned properties operating expenses in the accompanying consolidated statements of comprehensive income (refer to Table 2). Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
Outlook - Summary (Full Year and Q1 2022) 1
(dollars in thousands, except share and per share data)

	Full Year 2022 Guidance		Q1 2022 Guidance
	Low	High	Low	High

Net income	$73,400	$87,300	$35,000	$37,300
Noncontrolling interests' share of net income	3,900	4,400	2,800	2,900

Joint Venture ("JV") partners' share of FFO
JV partners' share of net income	(3,700)	(4,200)	(2,800)	(2,900)
JV partners' share of depreciation and amortization	(12,700)	(12,700)	(3,200)	(3,200)
	(16,400)	(16,900)	(6,000)	(6,100)

Total depreciation and amortization	289,400	289,400	71,700	71,700
Corporate depreciation	(3,200)	(3,200)	(800)	(800)
FFO	347,100	361,000	$102,700	$105,000

Elimination of operations from on-campus participating properties ("OCPPs")	(13,700)	(13,300)	(5,900)	(5,800)
Contribution from OCPPs	3,200	3,800	900	1,100
FFOM	$336,600	$351,500	$97,700	$100,300

Net income per share - diluted	$0.52	$0.62	$0.25	$0.26

FFO per share - diluted	$2.46	$2.56	$0.73	$0.74

FFOM per share - diluted	$2.39	$2.49	$0.69	$0.71

Weighted-average common shares outstanding - diluted	141,066,600	141,066,600	141,061,800	141,061,800

1.The company believes that the financial results for the year ending December 31, 2022, may be affected by a number of factors, including but not limited to:
•national and regional economic trends and events;
•the success of leasing the company's owned properties for the 2022-2023 academic year;
•the timing and amount of any acquisitions, dispositions or joint venture activity;
•interest rate risk;
•the timing of commencement and completion of construction on owned and third-party development projects;
•university enrollment, funding and policy trends;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.

Category: Earnings
CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000